Exhibit 10.7

POST-CLOSING AGREEMENT

This Post-Closing Agreement (“Agreement”), dated as of April 19, 2010, is between Green Plains Renewable Energy, Inc., an Iowa corporation (“Parent”), Green Plains Grain Company LLC, a Delaware limited liability company (“IA Borrower”), Green Plains Grain Company TN LLC, a Delaware limited liability company (“TN Borrower,” together with IA Borrower, the “Borrowers”), and First National Bank of Omaha, a national banking association (“Lender”).

PRELIMINARY STATEMENT

Unless otherwise expressly provided herein, all defined terms used in this Agreement shall have the meanings set forth in that certain Second Amended and Restated Credit Agreement dated as of the date of this Agreement among Borrowers and Lender (the “Credit Agreement”). Concurrent with the execution of this Agreement, Borrowers and Lender entered into the Credit Agreement pursuant to which Lender will make Revolving Credit Loans and the Term Loan to Borrowers, secured by the Collateral.

Lender’s agreement to make Revolving Credit Loans and the Term Loan is subject to delivery to Lender of the surveys of the Real Property required by Section 3.1(m) of the Credit Agreement (the “Surveys”) and Lender’s approval of the Surveys (or any matters affecting the Real Property which the Surveys reveal) in its reasonable discretion. As of the date of this Agreement, the Surveys have not been delivered to and approved by Lender. Lender hereby waives the requirements of Section 3.1(m) of the Credit Agreement as a condition to Closing. Borrowers shall comply with the requirements of Section 3.1(m) of the Credit Agreement in accordance with the terms of this Agreement. This Agreement also addresses Parent’s participation interest in the Term Loan Note.

IA Borrower is a wholly-owned subsidiary of Parent, and TN Borrower is a wholly-owned subsidiary of IA Borrower. As a result, Parent will receive substantial benefits if Lender makes Revolving Credit Loans and the Term Loan to Borrowers. To induce Lender to make Revolving Credit Loans and the Term Loan prior to the delivery and approval of the Surveys, Parent and Borrowers have agreed to execute and deliver this Agreement.

AGREEMENT

1. Surveys; Failure to Cure; Event of Default.

(a) In the event that Borrowers do not deliver the Surveys to Lender on or before May 15, 2010, then Lender shall have the right, but not the obligation, to immediately accelerate and declare due and payable the principal and accrued but unpaid interest under the Term Loan Note (the “Failure to Deliver Obligations”). If Lender accelerates such Failure to Deliver Obligations and such Failure to Deliver Obligations are not paid in full within thirty (30) days after Lender’s delivery to Borrowers of a notice of acceleration of such Failure to Deliver Obligations, an Event of Default shall be deemed to have occurred under the Credit Agreement and Lender shall be entitled to exercise all of its rights and remedies under all of the Loan Documents.

(b) In the event that Borrowers deliver the Surveys to Lender on or before May 15, 2010, but Lender does not approve the Surveys (or any matters affecting the Real Property which the Surveys reveal) in its reasonable discretion, then Lender shall have the right to require Borrowers to cure any matters contributing to such non-approval by delivering to Borrowers a notice requesting such cure on or before July 1, 2010. In the event that Borrowers do not cure such matters to Lender’s reasonable satisfaction within thirty (30) days after Lender’s delivery to Borrowers of the notice requesting such cure, then Lender shall have the right, but not the obligation, to immediately accelerate and declare due and payable a principal amount under the Term Loan Note that Lender determines in its reasonable discretion represents the loss in value to the Collateral attributable to such failure to cure (the “Section 1(b) Failure to Cure Obligations”). If Lender accelerates such Section 1(b) Failure to Cure Obligations and such Section 1(b) Failure to Cure Obligations are not paid in full within thirty (30) days after Lender’s delivery to Borrowers of a notice of acceleration of such Section 1(b) Failure to Cure Obligations, an Event of Default shall be deemed to have occurred under the Credit Agreement and Lender shall be entitled to exercise all of its rights and remedies under all of the Loan Documents.

2. Parent’s Participation Interest; Failure to Transfer; Event of Default. The parties hereto acknowledge that Parent will have a participation interest in the Term Loan Note on the Closing Date, which participation interest is expected to be transferred to a third party after the Closing Date. In the event that Parent does not transfer such participation interest to a financial institution, insurance company or similar entity reasonably acceptable to Lender or Borrowers do not repay the principal amount outstanding under the Term Loan Note via the proceeds of an unsecured and subordinated loan from Parent, in either case, within sixty (60) days after the Closing Date, then Lender shall have the right, but not the obligation, to immediately accelerate and declare due and payable the principal amount outstanding under the Term Loan Note (the “Section 2 Failure to Transfer Obligations”). If Lender accelerates such Section 2 Failure to Transfer Obligations and such Section 2 Failure to Transfer Obligations are not paid in full within five (5) days after Lender’s delivery to Borrowers of a notice of acceleration of such Section 2 Failure to Transfer Obligations, an Event of Default shall be deemed to have occurred under the Credit Agreement and Lender shall be entitled to exercise all of its rights and remedies under all of the Loan Documents.

3. Indemnification. Borrowers shall indemnify and hold harmless Lender and its shareholders, directors, officers, employees, affiliates, lenders, trustees, successors and assigns (the “Indemnified Parties”), from and against any and all claims, demands, fines, assessments, causes of action, suits, proceedings, liabilities, damages (including consequential and punitive damages), losses, out-of-pocket costs and expenses including, without limitation, the reasonable attorneys’ fees and expenses, which are incurred by the Indemnified Parties relating to or arising out of this Agreement.

4. Guaranty. For valuable consideration, the receipt of which is hereby acknowledged, Parent unconditionally, absolutely and irrevocably guarantees and promises to pay to Lender, or order, any and all amounts including, without limitation, the Failure to Deliver Obligations, the Section 1(b) Failure to Cure Obligations, the Section 2 Failure to Transfer Obligations, any indemnity obligations, and all other amounts, costs, fees, expenses and charges of any kind or type whatsoever, which may, or at any time become, due to Lender pursuant to this Agreement.

5. Additional Assurances. Borrowers agree to execute and deliver such further deeds, mortgages, releases, instruments and assurances including, but not limited to, amendments of the Mortgages and such other documents, agreements and instruments as may be necessary to obtain updated policies of title insurance for the Real Property, and will do such further acts as may be necessary or proper to carry out more effectively the purposes of this Agreement and Borrowers’ obligation to cure matters related to the Real Property pursuant to Section 1 hereof. Borrowers agree to pay any attorneys’ fees, title insurance fees, recording fees, filing fees, taxes or other charges arising out of or incident to this Agreement.

6. Notices. All notices, consents, approvals or other instruments required or permitted to be given by either party pursuant to this Agreement shall be in writing and given by (i) hand delivery, (ii) facsimile, (iii) express overnight delivery service or (iv) certified or registered mail, return receipt requested, and shall be deemed to have been delivered upon (a) receipt, if hand delivered, (b) transmission, if delivered by facsimile, (c) the next business day, if delivered by express overnight delivery service, or (d) the third business day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested. Notices shall be provided to the parties and addresses (or facsimile numbers, as applicable) specified below:

If to Parent:	Green Plains Renewable Energy, Inc. 9420 Underwood Avenue, Suite 100 Omaha, Nebraska 68114
Attention: Jerry Peters
Michelle Mapes

If to Borrowers:	Green Plains Grain Company LLC Green Plains Grain Company TN LLC 9420 Underwood Avenue, Suite 100
Omaha, Nebraska 68114 Attention: Jerry Peters
Michelle Mapes

If to Lender:	First National Bank of Omaha 625 Maryville Center Drive, Suite 100 St. Louis, Missouri 63141
Attention: Kenneth Feaster

And

First National Bank of Omaha
1620 Dodge Street, Stop 1040
Omaha, Nebraska 68197
Attention: Tom Jensen

7. Waiver and Amendment. No provisions of this Agreement shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion.

8. Severability. The provisions of this Agreement shall be deemed severable. If any part of this Agreement shall be held unenforceable, the remainder shall remain in full force and effect, and such unenforceable provision shall be reformed by such court so as to give maximum legal effect to the intention of the parties as expressed therein.

9. Other Documents. Each of the parties agrees to sign such other and further documents as may be appropriate to carry out the intentions expressed in this Agreement.

10. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements, written or oral, between Parent, Borrowers and Lender with respect to the subject matter of this Agreement.

11. Forum Selection; Jurisdiction; Venue; Choice of Law. Parent and Borrowers acknowledge that this Agreement was substantially negotiated in the State of Nebraska, the Agreement was signed by Lender in the State of Nebraska and delivered by Parent and Borrowers in the State of Nebraska and there are substantial contacts between the parties and the transactions contemplated herein and the State of Nebraska. For purposes of any action or proceeding arising out of this Agreement, the parties hereto hereby expressly submit to the jurisdiction of all federal and state courts located in the State of Nebraska and Parent and Borrowers consent that they may be served with any process or paper by registered mail or by personal service within or without the State of Nebraska in accordance with applicable law. Furthermore, Parent and Borrowers waive and agree not to assert in any such action, suit or proceeding that they are not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper. It is the intent of the parties hereto that all provisions of this Agreement shall be governed by and construed under the laws of the State of Nebraska. To the extent that a court of competent jurisdiction finds Nebraska law inapplicable with respect to any provisions hereof, then, as to those provisions only, the law of the state where the Real Property is located shall be deemed to apply. Nothing in this section shall limit or restrict the right of Lender to commence any proceeding in the federal or state courts located in the state in which the Real Property is located to the extent Lender deems such proceeding necessary or advisable to exercise remedies available under this Agreement.

12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of Parent, Borrowers and Lender and their respective successors and permitted assigns including, without limitation, any United States trustee, any debtor-in-possession or any trustee appointed from a private panel.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Parent:

Green Plains Renewable Energy, Inc.

By:	/s/ Todd Becker
	Name:	Todd Becker
	Title:	President and Chief Executive Officer

Borrowers:

Green Plains Grain Company LLC

By:	/s/ Todd Becker
	Name:	Todd Becker
	Title:	President and Chief Executive Officer

Green Plains Grain Company TN LLC

By:	/s/ Todd Becker
	Name:	Todd Becker
	Title:	President and Chief Executive Officer

Lender:

First National Bank of Omaha

By:	/s/ Kenneth Feaster
Name:	Kenneth Feaster
Title:	Vice President